Century Communities Reports Fourth Quarter and Full Year 2015 Results

- Earnings Increased to $0.62 Per Share for Fourth Quarter and $1.88 Per Share for Full Year -

- Home Sales Revenue Grew 106% to $725.4 Million for Full Year -

- Adjusted Homebuilding Gross Margin Percentage Improved to 22.0% for Fourth Quarter-

Greenwood Village, Colorado (February 18, 2016) – Century Communities, Inc. (NYSE: CCS), a top-25 U.S. homebuilder of single-family homes, townhomes and flats in select markets, today announced financial results for its fourth quarter and full year ending December 31, 2015.

Fourth Quarter 2015 Highlights Compared to Fourth Quarter 2014

•	Net income grew 83% to $13.2 million
•	Pre-tax income of $20.4 million, an increase of 85%
•	Home sales revenues increased 53% to $204.5 million
•	Home deliveries up 40% to 645 homes
•	Adjusted homebuilding gross margin grew 60% to $45.0 million
•	Selling, General & Administrative (“SG&A”) as a percent of home sales revenues declined to 10.7%, an improvement of 110 basis points
•	Adjusted EBITDA expanded 53% to $24.8 million
•	Net new home contracts grew 25% to 455 homes
•	Open communities at the end of the quarter increased 13.3% to 94 (an increase of 17.3% to 88 based on redefined calculation of open communities beginning in 2016)
•	Upsized unsecured revolving credit facility to $300 million, with a $100 million accordion feature

“We are pleased with the sustained improvement across our key business metrics to deliver our 13th consecutive year of profitability,” stated Dale Francescon, Co-Chief Executive Officer of the Company. “During the fourth quarter, we significantly improved our net income reflecting higher home deliveries and improved SG&A leverage on our scalable platform. This progress, along with a 100 basis point year-over-year increase in our adjusted gross margin percentage, demonstrates the strength of our expansion strategy and commitment to our stated goals to significantly grow our revenue and profitability. As we move forward in 2016, we expect to further increase our deliveries, enhance our profitability and deploy our capital opportunistically to drive shareholder value.”

“During the full year 2015, we delivered on our strategy to successfully transform our Company into a top 25 U.S. home builder,” said Rob Francescon, Co-Chief Executive Officer of the Company. “Building on this positive momentum, we increased our land position, improved the quality of our backlog and strengthened our capital resources to close out the full year 2015 on firm footing. So far in 2016, the market dynamics in our Colorado, Atlanta and Las Vegas markets are encouraging and our Central Texas operations continue to contribute favorably to our results. To that end, we are well positioned to deliver another consecutive year of profitable growth as we continue to execute on our strong pipeline of new community openings, pursue select land purchases, and capitalize on additional value-enhancing opportunities.”

Fourth Quarter 2015 Results

Net income for the fourth quarter 2015 was $13.2 million, or $0.62 per share, compared to $7.2 million, or $0.34 per share, in the prior year quarter. The improvement in net income was primarily attributable to an increase in home sales revenues generated by a higher number of home deliveries and an improvement in homebuilding gross margin and SG&A as a percent of home sales revenue.

Home sales revenues for the fourth quarter 2015 were $204.5 million, compared to $134.1 million for the prior year quarter. The growth in home sales revenues was primarily due to home deliveries increasing 40% to 645 homes, compared to 462 homes in the prior year quarter. The average selling price of homes delivered was $317,083, compared to $290,236 in the prior year quarter, largely due to a shift in regional and product mix from new communities.

Home sales gross margin percentage in the fourth quarter 2015 was 20.4%, compared to 18.0% in the prior year quarter. Adjusted homebuilding gross margin percentage, excluding purchase price accounting and interest in cost of homes sales revenues was 22.0% compared to 21.0% in the prior year quarter.  SG&A as a percent of home sales revenues was 10.7% compared to 11.8% in the prior year quarter, primarily as a result of higher home sales revenues, which more than offset an increase in personnel costs and additional investments to support a higher number of communities.

Net new home contracts in the fourth quarter 2015 increased to 455 homes, an increase of 24.7% compared to 365 homes in the prior year quarter, largely attributable to a higher number of average open communities and higher absorption pace. At the end of the fourth quarter 2015, the Company had 714 homes in backlog, representing $271.1 million of backlog dollar value, compared to 772 homes, representing $246.3 million of backlog dollar value in the prior year quarter.

Full Year 2015 Results

Net income for the full year 2015 was $39.9 million, or $1.88 per share, compared to $20.0 million, or $1.03 per share for the prior year. Home sales revenues for 2015 were $725.4 million, compared to $351.8 million for 2014. The increase in home sales revenues was primarily due to home deliveries increasing 130% to 2,401 homes.  The average selling price of homes delivered was $302,140 compared to $336,351 in the prior year largely due to a shift in regional and product mix from new communities and acquisitions.

Homebuilding gross margin percentage in 2015 was 20.2%, compared to 21.4% in 2014. Adjusted homebuilding gross margin percentage, excluding purchase price accounting and interest in cost of home sales revenues, was 21.9% compared to 23.4% in the prior year. SG&A as a percent of home sales revenues was 12.1% compared to 13.3% in the prior year.

Net new home contracts in 2015 increased to 2,356 homes, an increase of 126.1%, compared to 1,042 homes in the prior year, largely attributable to a higher number of average open communities.

At the end of full year 2015, the Company had 94 open communities, an increase of 13.3%, compared to 83 open communities at the end of full year 2014.

Beginning in 2016 the Company has revised its open selling community count method to define an open selling community as any community that has had one new home contracted and more than five homes remaining to be contracted. Under the prior method, the Company defined a selling community as any community that had one new home contracted and more than five homes remaining to be delivered. The Company believes the revised method is consistent with our operations and a better reflection of activity in our markets.

Under the redefined tabulation of open communities, at the end of full year 2015, the Company had 88 open communities, an increase of 17.3%, compared to 75 open communities at the end of full year 2014. In conjunction with the redefinition of open selling communities, the Company has posted a supplemental schedule on the Investors section of its website which reconciles the redefined open selling community count to the prior method for the last eight quarters through the fourth quarter 2015.

Balance Sheet and Liquidity

As of December 31, 2015, the Company had total assets of $917.7 million and inventories of $810.1 million. Liabilities totaled $508.3 million, which included $390.2 million of long-term debt. At December 31, 2015, the Company’s ratio of net debt to net capital was 46.9%.

In December 2015, the Company successfully amended and increased its unsecured revolving credit facility to $300 million with a $100 million accordion feature. As of December 31, 2015, the Company had $165 million of availability on the facility and the accordion was undrawn.

Full Year 2016 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “We are optimistic on the prospects for continued growth in our overall business. Most of our housing markets continue to be supported by improving fundamentals including job gains, new household formations and strengthening regional economies. Based on our current market outlook, for the full year 2016 we expect our home deliveries to be in the range of 2,500 to 3,000 homes and our home sales revenues to be in the range of $800 million to $950 million, excluding the impact of any future acquisitions. At the end of full year 2016, we expect our active selling community count to be in the range of 80-85 communities.”

Conference Call

The Company will host a webcast and conference call on Thursday, February 18, 2016 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s fourth quarter and full year 2015 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-705-6003 (domestic) or 201-493-6725 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through March 18, 2016, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 13628412.

About Century Communities

Founded in 2002, Colorado-based Century Communities is a builder of single-family homes, townhomes and flats in select major metropolitan markets in Colorado, Texas, Nevada, and Georgia. The Company offers a wide variety of product lines and is engaged in all aspects of homebuilding, including the acquisition, entitlement and development of land and the construction, marketing and sale of homes. Century Communities is a top-25 U.S. homebuilder based on homes delivered. To learn more about Century Communities please visit www.centurycommunities.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company’s Annual Report on Form 10-K for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

Century Communities, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue
Home sales revenues	$204,519	$134,089	$725,437	$351,823
Land sales revenues	778	4,800	3,405	4,800
Golf course and other revenue	968	2,018	5,647	5,769
Total revenue	206,265	140,907	734,489	362,392
Costs and expenses
Cost of home sales revenues	162,720	110,019	579,203	276,386
Cost of land sales revenues	780	1,808	3,395	1,808
Cost of golf course and other revenue	823	1,971	5,037	6,301
Selling, general, and administrative	21,921	15,889	87,840	46,795
Total operating costs and expenses	186,244	129,687	675,475	331,290
Operating income	20,021	11,220	59,014	31,102
Other income (expense):
Interest income	41	95	129	362
Interest expense	(2)	(13)	(10)	(26)
Acquisition expense	(153)	(490)	(491)	(1,414)
Other income	476	150	1,535	736
Gain (loss) on disposition of assets	22	55	128	199
Income before income tax expense	20,405	11,017	60,305	30,959
Income tax expense	7,247	3,828	20,415	10,937
Net income	$13,158	$7,189	$39,890	$20,022

Earnings per share:
Basic and diluted	$0.62	$0.34	$1.88	$1.03
Weighted average common shares outstanding:
Basic and diluted	20,607,191	20,978,802	20,569,012	19,226,504

Financial and operating results as of and for the three months and year ended December 31, 2014 include the results of operations from our acquisitions of Las Vegas Land Holdings, LLC, Grand View Builders and Peachtree Communities Group Inc.,  from the date of acquisition, April 1, 2014,   August 12, 2014 and November 13, 2014, respectively.  Subsequent to the acquisitions, Las Vegas Land Holdings, LLC, Grand View Builders, and Peachtree Communities Group Inc., comprise our Nevada, Houston, and Atlanta operating segments.

Century Communities, Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share amounts)

	December 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$29,287	$33,462
Accounts receivable	17,058	13,799
Inventories	810,137	556,323
Prepaid expenses and other assets	26,735	23,433
Property and equipment, net	8,375	12,471
Deferred tax asset, net	—	1,359
Amortizable intangible assets, net	4,784	8,632
Goodwill	21,365	21,137
Total assets	$917,741	$670,616
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$10,967	$17,135
Accrued expenses and other liabilities	106,777	64,029
Deferred tax liability, net	275	—
Notes payable and revolving line of credit	390,243	224,247
Total liabilities	508,262	305,411
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 21,303,702 and 20,875,547 shares issued and outstanding at December 31, 2015 and 2014, respectively	213	209
Additional paid-in capital	340,953	336,573
Retained earnings	68,313	28,423
Total stockholders' equity	409,479	365,205
Total liabilities and stockholders' equity	$917,741	$670,616

Century Communities, Inc.

Homebuilding Operational Data

Net New Home Contracts

	Three Months Ended			Year Ended
	December 31,			December 31,

	2015	2014	% Change	2015	2014	% Change
Atlanta	228	129	76.7%	1,134	129	779.1%
Central Texas	38	27	40.7%	180	133	35.3%
Colorado	125	120	4.2%	680	539	26.2%
Houston	19	47	(59.6)%	104	56	85.7%
Nevada	45	42	7.1%	258	185	39.5%
Total	455	365	24.7%	2,356	1,042	126.1%

Home Deliveries

	Three Months Ended December 31,
	2015		2014		% Change

	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price

Atlanta	331	$245.1	173	$212.3	91.3%	15.4%
Central Texas	53	$461.5	37	$354.0	43.2%	30.4%
Colorado	163	$414.5	138	$379.1	18.1%	9.3%
Houston	40	$284.7	45	$224.3	(11.1)%	26.9%
Nevada	58	$344.7	69	$316.7	(15.9)%	8.8%
Total / Weight Average	645	$317.1	462	$290.2	39.6%	9.3%

	Year Ended December 31,
	2015		2014		% Change

	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price

Atlanta	1,174	$229.3	173	$212.3	578.6%	8.0%
Central Texas	162	$460.4	134	$416.8	20.9%	10.5%
Colorado	636	$407.6	449	$393.8	41.6%	3.5%
Houston	167	$228.9	81	$215.5	106.2%	6.2%
Nevada	262	$321.2	209	$310.9	25.4%	3.3%
Total / Weight Average	2,401	$302.1	1,046	$336.4	129.5%	(10.2)%

Century Communities, Inc.

Homebuilding Operational Data

Selling Communities

	Revised Definition			Previous Definition
	As of December 31,			As of December 31,
	2015	2014	% Change	2015	2014	% Change

Atlanta	33	26	26.9%	34	29	17.2%
Central Texas	14	14	—%	15	14	7.1%
Colorado	27	25	8.0%	31	29	6.9%
Houston	9	7	28.6%	9	8	12.5%
Nevada	5	3	66.7%	5	3	66.7%
Total	88	75	17.3%	94	83	13.3%

Backlog

	As of December 31,
	2015			2014			% Change

	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price

Atlanta	283	$74,249	$262.4	353	$79,084	$224.0	(19.8)%	(6.1)%	17.1%
Central Texas	109	52,705	483.5	91	41,112	451.8	19.8%	28.2%	7.0%
Colorado	262	123,853	472.7	218	96,150	441.1	20.2%	28.8%	7.2%
Houston	31	10,308	332.5	77	20,100	261.0	(59.7)%	(48.7)%	27.4%
Nevada	29	10,023	345.6	33	9,881	299.4	(12.1)%	1.4%	15.4%
Total / Weighted Average	714	$271,138	$379.7	772	$246,327	$319.1	(7.5)%	10.1%	19.0%

Lot Inventory

	As of December 31,
	2015			2014			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

Atlanta	2,667	2,575	5,242	686	1,735	2,421	288.8%	48.4%	116.5%
Central Texas	1,222	348	1,570	1,089	1,195	2,284	12.2%	(70.9)%	(31.3)%
Colorado	2,931	1,022	3,953	3,349	530	3,879	(12.5)%	92.8%	1.9%
Houston	271	220	491	233	668	901	16.3%	(67.1)%	(45.5)%
Nevada	1,904	—	1,904	1,644	334	1,978	15.8%	(100.0)%	(3.7)%
Total	8,995	4,165	13,160	7,001	4,462	11,463	28.5%	(6.7)%	14.8%

Century Communities, Inc.

Earnings Per Share

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Numerator
Net income	$13,158	$7,189	$39,890	$20,022
Less: Undistributed earnings allocated to participating securities	(431)	(123)	(1,323)	(296)
Net income allocable to common stockholders	$12,727	$7,066	$38,567	$19,726
Denominator
Weighted average common shares outstanding - basic and diluted:	20,607,191	20,978,802	20,569,012	19,226,504
Earnings per share:
Basic and diluted	$0.62	$0.34	$1.88	$1.03

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that indebtedness and acquisition costs have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results for the three months and year ended December 31, 2015.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Gross Margin from Home Sales Excluding Interest and Purchase Price Accounting for Acquired Work in Process Inventory

(in thousands)

	Three Months Ended December 31,
	2015	%	2014	%

Home sales revenues	$204,519	100.0%	$134,089	100.0%
Cost of home sales revenues	162,720	79.6%	110,019	82.0%
Gross margin from home sales	41,799	20.4%	24,070	18.0%
Add: Interest in cost of home sales revenues	3,156	1.5%	1,083	0.8%
Adjusted homebuilding gross margin excluding interest	44,955	22.0%	25,153	18.8%
Add: Purchase price accounting for acquired work in process inventory	28	0.0%	2,965	2.2%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$44,983	22.0%	$28,118	21.0%

	Year Ended December 31,
	2015	%	2014	%

Home sales revenues	$725,437	100.0%	$351,823	100.0%
Cost of home sales revenues	579,203	79.8%	276,386	78.6%
Gross margin from home sales	146,234	20.2%	75,437	21.4%
Add: Interest in cost of home sales revenues	10,082	1.4%	2,366	0.7%
Adjusted homebuilding gross margin excluding interest	156,316	21.5%	77,803	22.1%
Add: Purchase price accounting for acquired work in process inventory	2,673	0.4%	4,697	1.3%
Adjusted homebuilding gross margin excluding interest and purchase price accounting for acquired work in process inventory	$158,989	21.9%	$82,500	23.4%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

The following table presents adjusted EBITDA for the three months and year ended December 31, 2015.  Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. We define adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) depreciation and amortization expense and, (v) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. We believe adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. Our presentation of adjusted EBITDA should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. Our adjusted EBITDA is limited as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.

Adjusted EBITDA

(in thousands)

	Three Months Ended December 31,			Year Ended December 31,

	2015	2014	% Change	2015	2014	% Change

Net income	$13,158	$7,189	83.0%	$39,890	$20,022	99.2%
Income tax expense	7,247	3,828	89.3%	20,415	10,937	86.7%
Interest in cost of home sales revenues	3,157	1,083	191.5%	10,082	2,366	326.1%
Interest expense	2	13	(84.6)%	10	26	(61.5)%
Depreciation and amortization expense	1,201	1,151	4.3%	4,713	2,941	60.3%
EBITDA	24,765	13,264	86.7%	75,110	36,292	107.0%
Purchase price accounting for acquired work in process inventory	28	2,965	(99.1)%	2,673	4,697	(43.1)%
Adjusted EBITDA	$24,793	$16,229	52.8%	$77,783	$40,989	89.8%

Contact Information:

Investor Relations:

303-268-8398

InvestorRelations@CenturyCommunities.com